Exhibit 99.1
For Immediate Release
Dean Foods Announces Executive Promotions
Harrald Kroeker Named President, Direct Store Delivery Group
Michelle Goolsby Named EVP, Development, Sustainability and Corporate Affairs
Greg McKelvey Named SVP, Strategy and Marketing Services
DALLAS, TX, Jan. 23/PRNewswire-FirstCall/ — Gregg L. Engles, Chairman and Chief Executive Officer, Dean Foods Company (NYSE: DF) today announced several changes to the Dean Foods’ Executive Team. The changes are effective immediately.
Harrald Kroeker has been promoted to President, Direct Store Delivery Group. Kroeker joined Dean Foods in 2006 from a senior operating role at Pepsi Bottling Group. “Harrald’s proven track record in successful DSD organizations will help us build a best in class national DSD dairy organization,” said Engles. “Harrald’s experience will help us leverage our scale advantage in the fluid dairy category to drive efficiencies throughout our business, strengthen our product portfolio, and live up to our customers’ expectations that we lead innovation, productivity and growth in the dairy category.”
Michelle Goolsby has been promoted to the newly created position of EVP, Development, Sustainability and Corporate Affairs. In this expanded role, Goolsby will bring company-wide focus to areas that are crucial to the company’s long-term success, including its acquisition strategy, its approach to sustainability, its public policy efforts, and its legal activities. “Michelle’s leadership role in Dean Foods’ successful growth and expansion to the $11 billion dollar company we are today, makes her uniquely suited to drive these efforts. Her many years of experience at Dean and her deep understanding of our business are invaluable as we move into this next phase of our development,” added Engles.
Greg McKelvey has been promoted to the newly created position of SVP, Dean Foods Strategy and Marketing Services. McKelvey joins Dean Foods Executive Team from Dean’s WhiteWave Division, where he was SVP, Strategy and Marketing Services. In this new role McKelvey will develop the Company’s strategic planning processes and capabilities. McKelvey will also be responsible for expanding

WhiteWave’s Marketing Services function (consumer insights, market research, graphic and packaging design) to service all of Dean Foods. “Over the past four years Greg helped design and implement the WhiteWave strategy to combine three separate, subscale businesses into a premium national branded company with a shared vision, supply chain and process infrastructure. His track record of leadership and broad experience makes Greg the right person to develop and build the Company’s strategy function and I am pleased to welcome him to my team,” said Engles.
In addition, the following are the previously announced members of the Dean Foods Executive Team:
•	Joe Scalzo, CEO and President, WhiteWave Foods and Morningstar

•	Jack Callahan, Chief Financial Officer

•	Gregg Tanner, Chief Supply Chain Officer

•	Paul Moskowitz, Chief Human Resources Officer

•	Rick Fehr, SVP, Business Optimization

•	Debbie Carosella, SVP, Innovation
“We have assembled an exceptional Leadership Team at Dean Foods, combining talented and experienced individuals from inside and outside of our company and our industry,” said Engles. “With these capabilities we are very well positioned to tackle the challenges before us and capitalize on our strategic advantages.”
About Dean Foods
Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk(R) soymilk, Horizon Organic(R) milk and other dairy products and International Delight(R) coffee creamers. WhiteWave Foods’ Rachel’s Organic(R) brand is the largest organic milk brand and second largest organic yogurt brand in the United Kingdom.
CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273, or Investor Relations, Barry Sievert, +1-214-303-3437, both of Dean Foods Company
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